Exhibit 99.1

Contact: Contact Kenn Entringer at Casey Communications, Inc., (314) 721-2828.

kentringer@caseycomm.com

February 2, 2017

Cass Information Systems, Inc. Establishes

All-Time High Earnings Record in 2016

8% Rise in Q4 Per Share Earnings Contributes to Record Result

ST. LOUIS – Cass Information Systems, Inc. (NASDAQ: CASS), the nation’s leading provider of transportation, energy, telecom and waste invoice payment and information services, reported fourth quarter 2016 earnings of $.57 per diluted share, an increase of 8% over the $.53 per diluted share it earned in the fourth quarter of 2015. Net income for the period was $6.4 million, compared to $6.1 million in 2015.

	4th Quarter		% Change	YTD		% Change
	2016	2015		2016	2015
Transportation Invoice Volume	8.6 million	8.2 million	4.0	34.3 million	34.0 million	1.2
Transportation Dollar Volume	$5.7 billion	$5.8 billion	(2.2)	$22.8 billion	$24.5 billion	(7.2)
Facility Expense Transaction Volume*	6.6 million	5.3 million	23.7	23.5 million	20.6 million	14.5
Facility Expense Dollar Volume*	$3.0 billion	$2.8 billion	7.2	$11.9 billion	$11.7 billion	1.6
Revenues	$32.2 million	$30.3 million	6.2	$125.5 million	$120.8 million	3.9
Net Income	$6.4 million	$6.1 million	5.5	$24.3 million	$23.1 million	5.6
Diluted Earnings per Share	$.57	$.53	7.5	$2.15	$2.00	7.5

*	Includes Energy, Telecom and Waste

For the year ended December 31, 2016 Cass earned $2.15 per diluted share, an increase of 8% over the $2.00 per diluted share it earned in 2015. Net income was $24.3 million, compared to $23.1 million in 2015. Revenues rose 4%, from $120.8 million in 2015 to $125.5 million in 2016.

“We are delighted to have achieved all-time high earnings in 2016. The accomplishment is particularly gratifying considering the sustained economic challenges presented throughout the year,” said Eric H. Brunngraber, Cass chairman and chief executive officer. “Fortunately, our ability to add new accounts and expand service lines enabled us to surmount those obstacles.”

2016 4th Quarter Recap

The solid increase reported in fourth quarter earnings actually understates the company’s core operating performance, as a nonrecurring litigation settlement totaling $1.4 million benefited 2015’s final quarter. Powering Cass’ solid performance was the continued growth of the company’s customer base in each of its market sectors along with the development and expansion of new revenue-generating services.

A highlight of fourth quarter operations was a 24% increase in facility-related (electricity, gas, waste and telecom expense management) transactions. New customer wins, including several large accounts that migrated to Cass from competitors, fueled the increase. Facility expense dollar volume was also up 7% for the period.

In the transportation sector, new business and a growing customer base boosted invoice volume, though lingering negative factors continued to hinder dollar volume growth. Reduced average invoice amounts caused by low fuel and carrier prices as well as shifts in modal activity retarded transportation dollar volume. The decrease in dollar volume generated smaller investable balances that reduced investment income and fees from carrier services.

Cass reported an 8% rise in consolidated operating expense in the current period. The increase was partially attributable to the year-earlier receipt of the litigation settlement which had the effect of reducing expenses in 2015. When the effect of the litigation settlement is removed from the quarterly comparison, consolidated operating expenses were up 4% as Cass continued to strategically invest in staff and technology to win and support new business.

Cash Dividend Declared

On January 30, 2017, the company’s board of directors declared a first quarter dividend of $.23 per share payable March 15, 2017 to shareholders of record March 3, 2017. Cass has continuously paid regularly scheduled cash dividends since 1934.

“Our history of dividend payments combined with the return of nearly $20 million to shareholders through share repurchase activity over the past two years reflects our solid operating performance, strong capital base and the board’s continued optimism about our future,” Brunngraber commented.

About Cass Information Systems

Cass Information Systems, Inc. is a leading provider of integrated information and payment management solutions. Cass enables enterprises to achieve visibility, control and efficiency in their supply chains, communications networks, facilities and other operations. Disbursing nearly $44 billion annually on behalf of clients, and with total assets of $1.5 billion, Cass is uniquely supported by Cass Commercial Bank. Founded in 1906 and a wholly owned subsidiary, Cass Bank provides sophisticated financial exchange services to the parent organization and its clients. Cass is part of the Russell 2000®. More information is available at www.cassinfo.com.

Note to Investors

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the company’s actual results, see the company’s reports filed from time to time with the Securities and Exchange Commission including the company’s annual report on Form 10-K for the year ended December 31, 2015.

Selected Consolidated Financial Data

The following table presents selected unaudited consolidated financial data (in thousands, except per share data) for the periods ended December 31, 2016 and 2015:

	Quarter Ended December 31, 2016	Quarter Ended December 31, 2015	Year Ended December 31, 2016	Year Ended December 31, 2015
Transportation Invoice Volume	8,566	8,238	34,352	33,958
Transportation Dollar Volume	$5,667,186	$5,794,910	$22,774,909	$24,534,285
Facility Expense Transaction Volume	6,556	5,299	23,545	20,563
Facility Expense Dollar Volume	$3,032,178	$2,827,996	$11,914,359	$11,729,903

Payment and Processing Fees	$21,551	$19,724	$83,713	$78,622
Net Investment Income	10,151	10,123	39,401	37,449
Gain on Sales of Securities	—	—	387	2,910
Other	475	460	2,036	1,836

Total Revenues	$32,177	$30,307	$125,537	$120,817

Personnel	$18,314	$17,684	$72,581	$70,314
Occupancy	830	835	3,390	3,400
Equipment	1,162	1,083	4,451	4,291
Other	3,641	2,599	13,051	11,778

Total Operating Expenses	$23,947	$22,201	$93,473	$89,783

Income from Operations before Income Taxes	$8,230	$8,106	$32,064	$31,034
Income Tax Expense	1,806	2,017	7,716	7,978

Net Income	$6,424	$6,089	$24,348	$23,056

Basic Earnings per Share	$.58	$.54	$2.18	$2.03

Diluted Earnings per Share	$.57	$.53	$2.15	$2.00

Average Earning Assets	$1,331,652	$1,272,676	$1,308,914	$1,244,797
Net Interest Margin	3.30%	3.33%	3.32%	3.38%
Allowance for Loan Losses to Loans	1.53%	1.77%	1.53%	1.77%
Non-performing Loans to Total Loans	.04%	.48%	.04%	.48%
Net Loan (Recoveries) / Charge-offs to Loans	—	(.09%)	(.01%)	(.09%)
Provision for Loan Losses	$(500)	$(850)	$(1,500)	$(850)